Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A, No. 333-91725) of Active Assets Prime Trust and to the incorporation by reference of our report, dated August 18, 2017, on Active Assets Prime Trust included in the Annual Report to Shareholders for the fiscal year ended June 30, 2017.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 27, 2017